Exhibit 99.2

Media Contact: Marc Solomon Sourcefire 443-430-7047 msolomon@sourcefire.com	Investor Contact: Staci Mortenson ICR 203-682-8273 Staci.Mortenson@icrinc.com

Sourcefire Announces Retirement of CEO John Burris

Company Initiates Search for Successor

Company Announces Preliminary Third Quarter 2012 Financial Results Slightly Above High End of Prior Guidance Ranges

COLUMBIA, MD – October 2, 2012 – Sourcefire, Inc. (NASDAQ: FIRE), a leader in intelligent cybersecurity solutions, today announced the retirement of the Company’s chief executive officer, John C. Burris, effective immediately. Mr. Burris had been on medical leave from the Company. Martin F. Roesch, founder, chief technology officer and member of the Board of Directors, will continue to serve as the interim chief executive officer while the Board of Directors conducts a search for Mr. Burris’ successor. Mr. Burris remains a member of the Board of Directors and will participate as his health permits.

Lt. Gen. Steven R. Polk, Chairman of the Board of Directors of the Company, commented, “John is a great leader and friend, and we are sad to see him retire from his day-to-day responsibilities at Sourcefire. We wish him the best as he continues to focus on his health.

“Upon becoming CEO in 2008, John laid out a clear vision for Sourcefire’s next phase of development and during his tenure Sourcefire has achieved sustained profitability, expanded its relationship with the indirect sales channel to increase reach and drive revenue growth and become a multi-product company. These initiatives have positioned Sourcefire for sustained long-term growth and we are confident in the foundation and team John helped to build,” continued Lt. Gen. Polk.

John Burris, retiring Chief Executive Officer, stated, “While I am sad to announce my retirement, I am excited and confident about the Company’s Agile Security vision and the strong team we have assembled to execute on the growing opportunity in front of Sourcefire. I feel that a dynamic company like Sourcefire deserves a CEO that can solely dedicate his or her efforts to the future of the company and therefore, I believe my retirement at this time is in the best interest of our shareholders, customers and employees.”

The Board has retained Chartwell Partners to assist in the search for Mr. Burris’ successor.

The Company today also announced preliminary unaudited financial results for the quarter ended September 30, 2012. The Company currently expects revenue and adjusted net income per share to be slightly above the high end of the guidance ranges given on July 31, 2012. These financial results are preliminary in nature, are subject to the Company completing its third quarter review process, and are subject to change. The Company expects to release its third quarter 2012 financial results after the market closes on October 30, 2012.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties.

Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, that the preliminary unaudited financial results for the quarter ended September 30, 2012 are subject to the Company completing its third quarter review process and may be revised, that expectations of future growth could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

About Sourcefire

Sourcefire, Inc. (NASDAQ: FIRE), a world leader in intelligent cybersecurity solutions, is transforming the way global large- to mid-size organizations and government agencies manage and minimize network security risks. With solutions from a next-generation network security platform to advanced malware protection, Sourcefire provides customers with Agile Security® that is as dynamic as the real world it protects and the attackers against which it defends. Trusted for more than 10 years, Sourcefire has been consistently recognized for its innovation and industry leadership with numerous patents, world-class research, and award-winning technology. Today, the name Sourcefire has grown synonymous with innovation, security intelligence and agile end-to-end security protection. For more information about Sourcefire, please visit www.sourcefire.com.

Editors Notes:

John C. Burris, Chief Executive Officer

John C. Burris, 57, has been Chief Executive Officer and a member of the board of directors of Sourcefire, Inc. (Nasdaq: FIRE), the creator of Snort® and a world leader in intelligent cybersecurity solutions, since 2008.

Before joining Sourcefire, Burris was a key contributor to the decade of growth achieved by Citrix Systems. Burris served as Senior Vice President from 1999 until 2008, during which time the company’s annual revenues increased from $400 million to $1.4 billion. Additionally, Burris was employed by Lucent Technologies from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Burris was employed in various sales and customer service capacities for AT&T Corp., including terms as Managing Director for AT&T’s Asia/Pacific and European operations.

Burris graduated from Marshall University, Summa Cum Laude, with a BBA degree in Management.